EXHIBIT 10.5



                              FIRST COMMERCE CORPORATION
                               CHIEF EXECUTIVE OFFICER
                                    $HAREMAX PLAN


          1. Purpose. The purpose of the Chief Executive Officer $haremax Plan (the "Plan") is to advance the interests of First Commerce Corporation (the "Company") by providing an annual incentive cash bonus to be paid to the Chief Executive Officer of the Company based on the achievement of pre established quantitative Company performance goals.

          2. Shareholder Approval. The payment of any bonus hereunder is subject to the approval of the Plan and the performance goals by the shareholders of the Company at the 1994 Annual Meeting.

          3. Administration. The Compensation Committee of the Board of Directors of the Company shall have authority to administer the Plan in all respects including but not limited to the following:

               (a)  Establish performance goals;

               (b) Establish regulations for the administration of the Plan and make all determinations deemed necessary for the administration of the Plan; and

               (c) Certify in writing prior to the payment of any incentive bonus under the Plan that the performance goals applicable to the bonus payment were met.
                    Approved minutes of a Committee meeting will satisfy this requirement.

          4. Incentive Bonus. The CEO shall be eligible to be paid a cash bonus in an amount up to 200% of his annual salary. The exact amount of the bonus shall be calculated according to the formula established by the Committee based on the achievement of annual performance goals. The Committee has no discretion to increase the amount of the bonus from that amount that is payable under the terms of the pre-established formula for the applicable year. The formula for 1994 is attached as Exhibit A hereto. The Committee may in future years change the targets applicable to the performance goals provided in Exhibit A hereto.

          5. Payment of Incentive Bonus. As soon as practicable after the Company's audited financial statements are available for the year for which the incentive bonus will be paid, the Committee shall apply the formula for that year and determine the amount of the incentive bonus. Promptly thereafter, the incentive bonus shall be paid to the CEO.

          6. Termination of Employment. In the event the CEO's employment with the Company is terminated as a result of normal retirement, early retirement (with the Company's permission), permanent disability or death, the CEO or his heirs shall receive the incentive bonus as earned pursuant to the applicable formula for that year in which the retirement, permanent disability or death occurred. If the employment of the CEO is terminated for any reason other than normal retirement, early retirement (with the Company's permission), permanent disability or death during a Plan year, the CEO shall not receive an award for that Plan year.

          7. Assignments and Transfers. The CEO may not assign, encumber or transfer his rights and interests under the Plan.

          8. Amendment and Termination. The Committee may amend, suspend or terminate the Plan at any time. Any amendment or termination of the Plan shall not, however, affect the right of the CEO to receive an incentive bonus earned for the year during which the Plan was amended or terminated or any earned but unpaid incentive bonus.

          9. Withholding of Taxes. The Company shall deduct from the amount of any incentive bonus paid hereunder any federal or state taxes required to be withheld.

          10. Term of Plan. The Plan shall consist of individual calendar year Plans, commencing effective January 1, 1994 and each consecutive January 1 thereafter during the continuation of the Plan. The Plan shall continue until terminated by the Committee.